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                                                                       EXHIBIT 5

                [LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]



                                 July 9, 1999



Board of Directors
The Rowe Companies
1650 Tysons Boulevard
Suite 710
McLean, Virginia 22102

Gentlemen:

     We have acted as counsel to The Rowe Companies, a Nevada corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 2,000,000 shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), to be offered pursuant to The Rowe Companies Amended and Restated 1993 Stock Option and Incentive Plan (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

     We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ SILVER, FREEDMAN & TAFF, L.L.P.